Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Summit Brokerage Services, Inc. (Florida)

Summit Financial Group, Inc. (Florida)

SBS Insurance Agency of Florida, Inc. (Florida)

SBS of California Insurance Agency, Inc. (California)

SBS Insurance Agency of Louisiana, Inc. (Louisiana)

SBS Insurance Agency of Georgia, Inc. (Georgia)

SBS Insurance Agency of Pennsylvania, Inc. (Pennsylvania)

SBSI Insurance Agency of Texas, Inc. (Texas)

SBS Insurance Agency of North Carolina, Inc. (North Carolina)

Summit Holding Group, Inc. (Florida)

Summit Capital Group, Inc. (Florida)